Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated February 11, 2015, relating to the financial statements of Nanosphere, Inc. (the “Company”), and the effectiveness of the Company’s internal control over financial reporting (which reports (1) express an unqualified opinion on the financial statements and include an explanatory paragraph referring to the Company’s ability to continue as a going concern and (2) express an unqualified opinion on the effectiveness of internal control over financial reporting) appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2014.

/s/ Deloitte & Touche LLP

Chicago, Illinois
October 2, 2015